Exhibit (d)(14)(i)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of September 30, 2012, to the Investment Advisory Agreement dated as of September 15, 2008, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Deleted. Any references to Transamerica Emerging Markets are hereby deleted, in accordance with the liquidation of the Fund, effective September 30, 2012.

2.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as attached to this amendment.

In all other respects, the Agreement dated September 15, 2008, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of September 30, 2012.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and Secretary

SCHEDULE A

As of September 30, 2012

FUND	INVESTMENT ADVISER COMPENSATION*	EFFECTIVE DATE

Transamerica International Value Opportunities	1.10% of the first $100 million; 1.00% over $100 million up to $300 million; 0.95% in excess of $300 million	September 30, 2008

*	As a percentage of average daily net assets on an annual basis.